                                      EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT

EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT("Agreement") made and entered into as of this 6th day of June, 2000 by and between RICHARDSON ELECTRONICS, LTD., a Delaware corporation with its principal place of business located at 40W267 Keslinger Road, P.O. Box 393, LaFox, IL 60147-0393 (the "Employer"), and ROBERT PRINCE, an individual whose current residence address is 25331 Prado De Las Estrellas, Calabasas, CA 91302 ("Employee").

                                                                                               RECITALS

WHEREAS, the Employer desires to continue to employ Employee as its Executive Vice President, Worldwide Sales upon the terms and conditions stated herein; and

WHEREAS, Employee desires to continue to be so employed by the Employer at the salary and benefits provided for herein; and

WHEREAS, Employee acknowledges and understands that during the course of his employment, Employee has and will become familiar with certain confidential information of the Employer which provides Employer with a competitive advantage in the marketplace in which it competes, is exceptionally valuable to the Employer, and is vital to the success of the Employer's business; and

WHEREAS, the Employer and Employee desire to protect such confidential information from disclosure to third parties or its use to the detriment of the Employer; and

WHEREAS, the Employee acknowledges that the likelihood of disclosure of such confidential information would be substantially reduced, and that legitimate business interests of the Employer would be protected, if Employee refrains from competing with the Employer and from soliciting its customers, suppliers, agents and employees during and following the term of the Agreement, and Employee is willing to covenant that he will refrain from such actions.

NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

                                                                                            ARTICLE ONE

                                                                   NATURE AND TERM OF EMPLOYMENT

1.01         Employment.  The Employer hereby agrees to employ Employee and Employee hereby accepts employment as the Employer's Executive Vice President, Worldwide Sales.

1.02         Term of Employment.  Employee's employment pursuant to this Agreement shall commence upon its execution and, subject to the other provisions of this Agreement, the term of such employment (the "Employment Term") shall continue indefinitely on an "at will" basis.

1.03         Duties.  Employee shall perform such managerial duties and responsibilities and such other duties and responsibilities as may be assigned by the President/COO, or such other person as the Employer may designate from time to time and Employee will adhere to the policies and procedures of the Employer, including, without limitation, its Code of Conduct, and will follow the supervision and direction of Employer=s President/COO or such other person as the Employer may designate from time to time in the performance of such duties.  Employee agrees to devote his full working time, attention and energies to the diligent and satisfactory performance of his duties hereunder. Employee will not, during the Employment Term or during any period during which Employee is receiving payments pursuant to Article 2 and/or Section 5.04, engage in any activity, other than on behalf of Employer or any of its subsidiaries, which is intended or would reasonably be expected to have, a material adverse affect on the Employer's reputation, goodwill or business relationships or which is intended or would reasonably be expected to result in material economic harm to the Employer.

                                                                                           ARTICLE TWO

                                                                         COMPENSATION AND BENEFITS

For all services to be rendered by Employee in any capacity hereunder (including as an officer, director, committee member or otherwise of the Employer or any parent or subsidiary thereof or any division of any thereof) on behalf of the Employer, the Employer agrees to pay Employee so long as he is employed hereunder, and the Employee agrees to accept, the compensation set forth below.

2.01         Base Salary.  During the term of Employee's employment hereunder, the Employer shall pay to Employee an annual base salary ("Base Salary") at the rate of One Hundred Eighty Four Thousand and 00/100 Dollars ($184,000.00), payable in installments as are customary under the Employer's payroll practices from time to time. The Employer at its sole discretion may, but is not required to, review and adjust the Employee's Base Salary from year to year; provided, however, that, except as may be expressly consented otherwise in writing by Employee, Employer may not decrease Employee=s Base Salary.  No additional compensation shall be payable to Employee by reason of the number of hours worked or by reason of hours worked on Saturdays, Sundays, holidays or otherwise.

2.02         Incentive Plan.  During the term of the Employee's employment hereunder, the Employee shall be a participant in the Sales Incentive Plan, as modified from time to time (the "Annual Incentive Plan") and paid a bonus (“Bonus”) pursuant thereto.  The Employee's "target bonus percentage" for purposes of the Annual Incentive Plan shall be fifty percent (50%).  Such Bonus shall be determined and paid strictly in accordance with the Annual Incentive Plan as modified or reduced by Employer at its discretion, and for any partial fiscal year the Bonus shall be computed and paid only for the portion of the fiscal year Employee is employed hereunder.

2.03         Other Benefits.  Employer will provide Employee such benefits (other than bonus, severance and incentive compensation benefits) as are generally provided by the Employer to its other employees, including but not limited to, health/major medical insurance, dental insurance, disability insurance, life insurance, sick days, and other employee benefits (collectively "Other Benefits"), all in accordance with the terms and conditions of the applicable Other Benefits Plan.  The Employer at its sole discretion may, but is not required to, grant Employee options to acquire Common stock of Employer under Employer’s Stock Option Plans as they may exist from time to time. Nothing in this Agreement shall require the Employer to maintain any benefit plan nor prohibit the Employer from modifying any such plan as it sees fit from time to time.  It is only intended that Employee shall be entitled to participate in any such plan offered for which he may qualify under the terms of any such plan as it may from time to time exist, in accordance with the terms thereof.

2.04         Disability.   Any compensation Employee receives under any disability benefit plan provided by Employer during any period of disability, injury or illness shall be in lieu of the compensation which Employee would otherwise receive under Article Two during such period of disability, injury or sickness.

2.05         Withholding.  All salary, bonus and other payments described in this Agreement shall be subject to withholding for federal, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.

                                                                                         ARTICLE THREE

                                                                          CONFIDENTIAL INFORMATION

                                                                                          RECORDS AND

                                                                                            REPUTATION

3.01         Definition of Confidential Information.  For purposes of this Agreement, the term "Confidential Information" shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable) to which Employee receives or has received access or develops or has developed in whole or in part as a direct or indirect result of his employment with Employer or through the use of any of Employer's facilities or resources:

(1)           Marketing techniques, practices, methods, plans, systems, processes, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer names, contacts and requirements, customer information and data, product information, supplier names, contacts and capabilities, supplier information and data, and other materials or information relating to the manner in which Employer, its customers and/or suppliers do business;

(2)           Discoveries, concepts and ideas, whether patentable or not, or copyrightable or not, including without limitation the nature and results of research and development activities, processes, formulas, techniques, "know-how," designs, drawings and specifications;

(3)           Any other materials or information related to the business or activities of Employer which are not generally known to others engaged in similar businesses or activities or which could not be gathered or obtained without significant expenditure of time, effort and money; and

(4)           All inventions and ideas which are derived from or relate to Employee's access to or knowledge of any of the above enumerated materials and information.

The Confidential Information shall not include any materials or information of the types specified above to the extent that such materials or information are publicly known or generally utilized by others engaged in the same business or activities in the course of which Employer utilized, developed or otherwise acquired such information or materials and which Employee has gathered or obtained (other than on behalf of the Employer) after termination of his employment with the Employer from such other public sources by his own expenditure of significant time, effort and money after termination of his  employment with the Employer.  Failure to mark any of the Confidential Information as confidential shall not affect its status as part of the Confidential Information under the terms of this Agreement.

3.02         Ownership of Confidential Information.  Employee agrees that the Confidential Information is and shall at all times remain the sole and exclusive property of Employer.  Employee agrees immediately to disclose to Employer all Confidential Information developed in whole or part by him during the term of his employment with Employer and to assign to Employer any right, title or interest he may have in such Confidential Information.

Without limiting the generality of the foregoing, every invention, improvement, product, process, apparatus, or design which Employee may take, make, devise or conceive, individually or jointly with others, during the period of his employment by the Employer, whether during business hours or otherwise, which relates in any manner to the business of the Employer either now or at any time during the period of his employment), or which may be related to the Employer in connection with its business (hereinafter collectively referred to as AInvention@) shall belong to and be the exclusive property of the Employer and Employee will make full and prompt disclosure to the Employer of every Invention.  Employee will assign to the Employer, or its nominee, every Invention and Employee will execute all assignments and other instruments or documents and do all other things necessary and proper to confirm the Employer=s right and title in and to every Invention; and Employee will perform all proper acts within his power necessary or desired by the Employer to obtain letters patent in the name of the Employer (at the Employer=s expense) for every Invention in whatever countries the Employer may desire, without payment by the Employer to Employee of any royalty, license fee, price or additional compensation.

3.03.        Non Disclosure of Confidential Information.  Except as required in the faithful performance of Employee's duties hereunder (or as required by law), during the term of his employment with Employer and for a period after the termination of such employment until the Confidential Information no longer meets the definition set forth above of Confidential Information with respect to Employee, Employee agrees not to directly or indirectly reveal, report, publish, disseminate, disclose or transfer any of the Confidential Information to any person or entity, or knowingly utilize for himself or any other person or entity, any of the Confidential Information for any purpose (including, without limitation, in the solicitation of existing Employer customers or suppliers), except in the course of performing duties assigned to him by Employer.  Employee further agrees to use his best endeavors to prevent the use for himself or others, or dissemination, publication, revealing, reporting or disclosure of, any Confidential Information.

3.04         Protection of Reputation.  Employee agrees that he will at no time, either during his employment with the Employer or at any time after termination of such employment, engage in conduct which injures, harms, corrupts, demeans, defames, disparages, libels, slanders, destroys or diminishes in any way the reputation or goodwill of the Employer, its subsidiaries, or their respective shareholders, directors, officers, employees, or agents, or the services provided by the Employer or the products sold by the Employer, or its other properties or assets, including, without limitation, its computer systems hardware and software and its data or the integrity and accuracy thereof.

3.05         Records and Use of Employer Facilities.  All notes, data, reference materials, memoranda and records, including, without limitation, data on the Employer's computer system, computer reports, products, customers and suppliers lists and copies of invoices, in any way relating to any of the Confidential Information or Employer's business (in whatever form existing, including, without limit, electronic) shall belong exclusively to Employer, and Employee agrees to maintain them in a manner so as to secure their confidentiality and to turn over to Employer all copies of such materials (in whole or in part) in his possession or control at the request of Employer or, in the absence of such a request, upon the termination of Employee's employment with Employer.  Upon termination of Employee's employment with Employer, Employee shall immediately refrain from seeking access to Employer's (a) telephonic voice mail, E-mail or message systems, (b) computer system and (c) computer databases and software.  The foregoing shall not prohibit Employee from using Employer=s public Internet (not intranet) site.

                                                                                          ARTICLE FOUR

                                                   NON-COMPETE AND NON-SOLICITATION COVENANTS

4.01         Non-Competition and Non-Solicitation.  Employee acknowledges that it may be very difficult for him to avoid using or disclosing the Confidential Information in violation of Article Three above in the event that he is employed by any person or entity other than the Employer in a capacity similar or related to the capacity in which he is employed by the Employer and that other person or entity is engaged in a business competitive with that of Employer.  Accordingly, Employee agrees that (except as required in the faithful performance of Employee's duties hereunder) he will not, during the term of employment with Employer and for a period of one (1) year after the termination of such employment, irrespective of the time, manner or cause of such termination, directly or indirectly (whether or not for compensation or profit):

(1)           Engage in any business or enterprise the nature of which is competitive with that of the Employer (a "Prohibited Business"); or

(2)           Participate as an officer, director, creditor, promoter, proprietor, associate, agent, employee, partner, consultant, sales representative or otherwise, or promote or assist, financially or otherwise, or directly or indirectly own any interest in any person or entity involved in any Prohibited Business; or

(3)           Canvas, call upon, solicit, entice, persuade, induce, respond to, or otherwise deal with, directly or indirectly, any individual or entity which, during Employee's term of employment with the Employer, was or is a customer or supplier, or proposed customer or supplier, of the Employer whom Employee called upon or dealt with, or whose account Employee supervised, for the following:

(a)           to purchase (with respect to customers) or sell (with respect to suppliers) products of the types or kinds sold by the Employer or which could be substituted for (including, but not limited to, rebuilt products), or which serve the same purpose or function as, products sold by the Employer (all of which products are herein sometimes referred to, jointly and severally, as "Prohibited Products"), or

(b)           to request or advise any such customer or supplier to withdraw, curtail or cancel its business with the Employer; or

(4)           For himself or for or through any other individual or entity call upon, solicit, entice, persuade, induce or offer any individual who, during Employee=s term of employment with the Employer, was an employee or sales representative or distributor of the Employer, employment by, or representation as sales agent or distributor for, any one other than the Employer, or request or advise any such employee or sales agent or distributor to cease employment with or representation of the Employer, and Employee shall not approach, respond to, or otherwise deal with any such employee or sales representative or distributor of Employer for any such purpose, or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

4.02         Obligation Independent  Each obligation of each subparagraph and provision of Section 4.01 shall be independent of any obligation under any other subparagraph or provision hereof or thereof.

4.03         Public Stock  Nothing in Section 4.01, however, shall prohibit Employee from owning (directly or indirectly through a parent, spouse, child or other relative or person living in the same household with Employee or any of the foregoing), as a passive investment, up to 1% of the issued and outstanding shares of any class of stock of any publicly traded company.

4.04         Business Limitation  If, at the termination of Employee=s employment and for the entire period of twelve (12) months prior thereto his duties and responsibilities are limited by the Employer so that he is specifically assigned to, or responsible for, one or more divisions, subsidiaries, business units or product lines of the Employer, then subparagraphs (1) through (3) of Section 4.01 shall apply only to any business which competes with the business of such divisions, subsidiaries or business units.

4.05         Area Limitation  If at the termination of Employee=s employment and for the entire period of twelve (12) months prior thereto he or she has responsibility for only a designated geographic area, then subparagraphs (1) through (3) of Section 4.01 shall apply only within such area.

                                                                                           ARTICLE FIVE

                                                                                           TERMINATION

5.01         Termination of Employee for Cause.  The Employer shall have the right to terminate Employee's employment at any time for "cause."  Prior to such termination, the Employer shall provide Employee with written notification of any and all allegations constituting "cause" and the Employee shall be given five (5) working days after receipt of such written notification to respond to those allegations in writing.  Upon receipt of the Employee's response, the Employer shall meet with the Employee to discuss the allegations.

For purposes hereof, "cause" shall mean (i) an act or acts of personal dishonesty taken by the Employee and intended to result in personal enrichment of the Employee, (ii) material violations by the Employee of the Employee's obligations or duties under, or any terms of, this Agreement, which are not remedied in a reasonable period (not to exceed ten (10) days) after receipt of written notice thereof from the Employer, (iii) any violation by the Employee of any of the provisions of Articles Three, or Four, or (iv) Employee being convicted (by trial, guilty or no contest plea or otherwise) of (a) a felony, (b) any other crime involving moral turpitude, or (c) any violation of law which would impair the ability of the Employer or any affiliate to obtain any license or authority deemed necessary or desirable for the conduct of its actual or proposed business.

5.02         Termination of Employee Because of Employee's Disability, Injury or Illness.  The Employer shall have the right to terminate Employee's employment if Employee is unable to perform the duties assigned to him by the Employer because of Employee's disability, injury or illness, provided however, such inability must have existed for a total of one hundred eighty (180) consecutive days before such termination can be made effective.  Any compensation Employee receives under any disability benefit plan provided by Employer during any period of disability, injury or illness shall be in lieu of the compensation which Employee would otherwise receive under Article Two during such period of disability, injury or sickness.

5.03         Termination as a Result of Employee's Death.  The obligations of the Employer to Employee pursuant to this Agreement shall automatically terminate upon Employee's death.

5.04         Termination of Employee for any Other Reason.  The Employer shall have the right to terminate Employee's employment at any time at will for any reason upon ten (10) days prior written notice to Employee.  If Employee's employment is terminated by the Employer during the Employment Term for any reason other than the reason set forth in Sections 5.01, 5.02 or 5.03 above, the Employer shall continue to pay to Employee for a period of one (1) year, an aggregate amount equal to (a) one hundred percent (100%) of his then current Base Salary, plus (b) one hundred percent (100%) of the Bonus earned and paid during the 12 months prior to the date of termination; provided, however, that if within the 2-year period prior to the date of termination the Employer has modified the Annual Incentive Plan so as to reduce the potential amount of Bonus that Employee could earn, then the amount under this (b) shall be one hundred percent (100%) of the average-12 month Bonus earned and paid during the 24 months prior to the date of  termination (for example, if Employee had received a Bonus of $92,000 during the 1st through 12th month of such 24-month period and a Bonus of $0 during the 13th through 24th month of such 24-month period, then Employee would receive $46,000 under this (b), in installments on the same dates as the Employer makes payroll payments under its customary practice, In addition, for a period of one year following the termination of his employment, Employee shall continue to receive the same Other Benefits (provided the Other Benefits plans so permit, or, if the Other Benefits plans do not so permit, a substantially equivalent benefit shall be provided to Employee.

5.05         Termination by Employee.  Subject to the provisions of Articles Three and Four above and in addition to the right to terminate under Section 5.06 below, Employee may terminate his employment by the Employer at any time by written notice to Employer.  If Employee's employment is so terminated, the Employer shall be obligated to continue to pay to Employee his then current Base Salary, Bonus and Other Benefits accrued up to and including the date on which Employee's employment is so terminated, however, Employee and the Employer acknowledge and agree to the fullest extent permitted by law, that Employee shall forfeit, and the Employer shall not be responsible to pay or fund, directly or indirectly, any accrued but unpaid accumulated but unpaid sick leave; accumulated but unpaid vacation time; deferred compensation; severance pay or benefits; any and all benefits which are accrued but not vested under any pension, profit sharing or other qualified retirement plan and all service credits under each such plan (subject to any reinstatement of such credits upon future reemployment with the Employer in accordance with federal law); and right to post-employment coverage under any health, insurance or other welfare benefit plan, including rights arising under Title X of COBRA or any similar federal or state law (except that continuation coverage rights of Employee's spouse and other dependents, if any, under such plans or laws shall be forfeited only with their consent); or any Other Benefits, if any, provided to Employee under any policy, program or plan of the Employer not specifically described above, after the date of termination to which Employee might otherwise be entitled under this Agreement but for his resignation.

5.06         Termination by Employee after Material Change.  Employee shall have the right to terminate his employment at any time within a period of 180 days after any "material change".

For purposes hereof, "material change" means (i) any sale or other transfer of all or substantially all of the Employer's assets, (ii) any merger, consolidation, share exchange, tender offer, or other similar transaction involving the Employer, unless the surviving entity is under control by the same person(s) or entity(ies) as the Employer was prior to the transaction, (iii) any change in control of the Employer as a result of a tender offer, proxy contest or otherwise, or (iv) any plan is approved to liquidate or dissolve the Employer.

If Employee's employment is terminated by the Employee pursuant to this Section 5.06, the Employer shall continue to pay to Employee for a period of one (1) year, an aggregate amount equal to (a) one hundred percent (100%) of his then current Base Salary, plus (b) one hundred percent (100%) of the Bonus earned and paid during the 12 months prior to the date of termination; provided, however, that if within the 2-year period prior to the date of termination the Employer has modified the Annual Incentive Plan so as to reduce the potential amount of Bonus that Employee could earn, then the amount under this (b) shall be one hundred percent (100%) of the average-12 month Bonus earned and paid during the 24 months prior to the date of  termination (for example, if Employee had received a Bonus of $92,000 during the 1st through 12th month of such 24-month period and a Bonus of $0 during the 13th through 24th month of such 24-month period, then Employee would receive $46,000 under this (b), in installments on the same dates as the Employer makes payroll payments under its customary practice, In addition, for a period of one year following the termination of his employment, Employee shall continue to receive the same Other Benefits (provided the Other Benefits plans so permit, or, if the Other Benefits plans do not so permit, a substantially equivalent benefit shall be provided to Employee.

                                                                                            ARTICLE SIX

                                                                                               REMEDIES

6.01         Employee acknowledges that the restrictions contained in this Agreement will not prevent him from obtaining such other gainful employment he may desire to obtain or cause him any undue hardship and are reasonable and necessary in order to protect the legitimate interests of Employer and that violation thereof would result in irreparable injury to Employer.  Employee therefor acknowledges and agrees that in the event of a breach or threatened breach by Employee of the provisions of Article Three or Article Four or Section 1.03, Employer shall be entitled to an injunction restraining Employee from such breach or threatened breach and Employee shall lose all rights to receive any payments under Section 5.04.  Nothing herein shall be construed as prohibiting or limiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach, the rights hereinabove mentioned being in addition to and not in substitution of such other rights and remedies.  The period of restriction specified in Article Four shall abate during the time of any violation thereof, and the portion of such period remaining at the commencement of the violation shall not begin to run until the violation is cured.

6.02         Survival.  The provisions of this Article Six and of Articles Three and Four shall survive the termination or expiration of this Agreement.

                                                                                         ARTICLE SEVEN

                                                                                        MISCELLANEOUS

7.01         Assignment.  Employee and Employer acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights and obligations of the parties thereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that the rights and obligations of the Employer under this Agreement may be assigned or transferred pursuant to a sale of the business, merger, consolidation, share exchange, sale of substantially all of the Employer's assets or of the business unit or division for which Employee is performing services, or other reorganization described in Section 368 of the Code, or through liquidation, dissolution or otherwise, whether or not the Employer is the continuing entity, provided that the assignee, or transferee is the successor to all or substantially all of the assets of the Employer or of the business unit or division for which Employee is performing services and such assignee or transferee assumes the rights and duties of the Employer, if any, as contained in this Agreement, either contractually or as a matter of law.

7.02         Severability.  Should any of Employee's obligations under this Agreement or the application of the terms or provisions of this Agreement to any person or circumstances, to any extent, be found illegal, invalid or unenforceable in any respect, such illegality, invalidity or unenforceability shall not affect the other provisions of this Agreement, all of which shall remain enforceable in accordance with their terms, or the application of such terms or provisions to persons or circumstances other than those to which it is held illegal, invalid or unenforceable.  Despite the preceding sentence, should any of Employee's obligations under this Agreement be found illegal, invalid or unenforceable because it is too broad with respect to duration, geographical or other scope, or subject matter, such obligation shall be deemed and construed to be reduced to the maximum duration, geographical or other scope, and subject matter allowable under applicable law.

The covenants of Employee in Articles Three and Four and each subparagraph of Section 4.01 are of the essence of this Agreement; they shall be construed as independent of any other provision of this Agreement; and the existence of any claim or cause of action of Employee against the Employer, whether predicated on the Agreement or otherwise shall not constitute a defense to enforcement by the Employer of any of these covenants.  The covenants of Employee shall be applicable irrespective of whether termination of employment hereunder shall be by the Employer or by Employee, whether voluntary or involuntary, or whether for cause or without cause.

7.03         Notices.  Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or his last known addresses.  The address of any party may be changed by notice in writing to the other parties duly served in accordance herewith.

7.04         Waiver.  The waiver by the Employer or Employee of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.  Failure by any party to claim any breach or violation of any provision of this Agreement shall not constitute a precedent or be construed as a waiver of any subsequent breaches hereof.

7.05         Continuing Obligation.  The obligations, duties and liabilities of Employee pursuant to Articles Three and Four of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided herein and survive the termination of this Agreement.

7.06         No Conflicting Obligations or Use.  Employer does not desire to acquire from Employee any secret or confidential know-how or information which he may have acquired from others nor does it wish to cause a breach of any non compete or similar agreement to which Employee may be subject.  Employee represents and warrants that (i) other than for this Agreement, he is not subject to or bound by any confidentiality agreement or non disclosure or non compete agreement or any other agreement having a similar intent, effect or purpose, and (ii) he is free to use and divulge to Employer, without any obligation to or violation of any right of others, any and all information, data, plans, ideas, concepts, practices or techniques which he will use, describe, demonstrate, divulge, or in any other manner make known to Employer during the performance of services

7.07         Attorneys Fees. Should either party be required to institute legal action to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party its attorneys' fees and costs incurred in connection with such action.

7.08         Advise New Employers.  During Employee’s employment with the Employer and for one (1) year thereafter, Employee will communicate the contents of Articles Three and Four to any individual or entity which Employee intends to be employed by, associated with, or represent which is engaged in a business which is competitive to the business of Employer.

7.09         Captions. The captions of Articles and Sections this Agreement are inserted for convenience only and are not to be construed as forming a part of this Agreement.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND FULLY UNDERSTANDS EACH AND EVERY PROVISION OF THE FOREGOING AND DOES HEREBY ACCEPT AND AGREE TO THE SAME.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE                                                                                          EMPLOYER

____________________________                                                                                                                                           By:             _______________________________________

Title: _____________________________________

                                                                                               EXHIBIT A

                                                                               ANNUAL INCENTIVE PLAN